P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO, Treasurer and Corporate Secretary

561.838.1731

Florida Public Utilities Announces Results for 2004

West Palm Beach, FL, March 18.  Florida Public Utilities (AMEX: FPU) reported net income of $3,594,000 or $ .91 per share for the year ended December 31, 2004 compared with the prior year’s net income from continuing operations of $2,522,000, or $.64 per share. Income from discontinued operations for 2003 was $9,901,000 or $2.53 per share. The Company’s increase in net income was primarily attributable to electric rate relief granted in March 2004 and natural gas rate increases in August and November 2004.

Total revenues increased $7.3 million in 2004 primarily due to higher fuel costs in 2004 that are recovered through revenue, along with the increased rates approved by the Florida Public Service Commission (FPSC) and higher propane rates. Offsetting the increase in revenues was a nonrecurring termination fee of $1.5 million in 2003 revenue.

In 2004, higher expenses of $664,000 for pension, casualty insurance, employee medical benefits, and underground gas line detection expenses impacted net income. Other expense increases included higher depreciation and amortization expense of $408,000 as a result of normal plant growth.

In March 2004, the Company successfully completed a petition with FPSC to increase rates for electric customers. A rate increase of approximately $1.8 million annually was granted. In 2004, the Company also successfully completed a petition to increase rates for natural gas customers and was approved an annual rate increase of $1.2 million effective August 5, 2004, and an additional rate increase of $4.7 million annually effective on November 18, 2004.

The Company had storm related expenses due to the hurricanes in 2004 and charged the expenses to storm reserves. The reserve in the electric segment was sufficient to cover the expenses related to the hurricanes. The reserve in the natural gas segment was less than the incurred expenses and these excess costs were deferred pending the outcome of a request to the FPSC to recover these expenses through a surcharge on customer bills. The recovery of the surplus storm expenses, if any, is subject to approval by the FPSC. The FPSC is expected to determine the amount of any recovery in 2005.  Management believes the FPSC will allow recovery of the natural gas storm expenses through the special surcharge to customers. If the FPSC does not approve the Company's request or disallows a portion of the deferred expenses, the disallowed expenses will be charged against income in 2005.  As of December 31, 2004, the maximum expense that, if denied, could affect 2005 operating income is approximately $534,000.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those relating to management’s belief that the FPSC will allow recovery of storm related expenses exceeding current storm reserves through a special surcharge to customers and that the FPSC will make its determination on these storm expenses in 2005.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties relate to the regulatory review process of the FPSC, which is beyond the control of the Company.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the years ended December 31, 2004 and 2003 are summarized below:

Florida Public Utilities (dollars in thousands except per share data)	December 31,
	2004	2003
Total Revenues	$ 110,039	$ 102,723

Net Income from Continuing Operations	$ 3,594	$ 2,522

Income from Discontinued Operations - water division	$ 0	$ 9,901

Net Income	$ 3,594	$ 12,423

Earnings applicable to Common Stock	$ 3,565	$ 12,394

Earnings Per Common Share – basic & diluted:
Continuing Operations	$ .91	$ .64

Discontinued Operations-water division	0	2.53
Total	$ .91	$ 3.17

Average Shares Outstanding	3,938,929	3,905,814